Exhibit 5.1



                         [Letterhead of USA Interactive]

                                 May 8, 2003



USA Interactive
152 West 57th Street
New York, NY 10019


Ladies and Gentleman:

            In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 4,400,000 shares of common stock, par value $.01 per share (the "Shares"), of USA Interactive, a Delaware corporation (the "Company"), pursuant to the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission, which Shares are issuable by the Company in connection with the exercise of options issued by the Company to Dr. Georg Kofler under the Stock Option Agreement, dated as of February 18, 2000, by and between the Company and Dr. Kofler (the "Agreement"), I have reviewed such corporate records, certificates and other documents, and such questions of law, as I have deemed necessary or appropriate for the purposes of this opinion.

            Based upon the foregoing, I am of the opinion that the Shares being registered for sale under the Registration Statement have been duly authorized and, when the Shares have been issued in accordance with the Agreement, will be duly and validly issued, fully paid and nonassessable.

            I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.



                                Very truly yours,

                                    /s/ David Ellen

                                    David Ellen
                                    Deputy General Counsel.